EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 23, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Cousins Properties Incorporated and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
August 29, 2005